Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER NET INCOME OF $673 MILLION OR $1.33 PER DILUTED SHARE

Riverwoods, IL, --(BUSINESS WIRE)--April 23, 2013 – Discover Financial Services (NYSE: DFS) today reported net income of $673 million or $1.33 per diluted share for the first quarter of 2013, as compared to $650 million or $1.21 per diluted share for the first quarter of 2012.  The company’s return on equity was 27%.

The results for the quarter ending March 31, 2013 are compared with the results for the quarter ending March 31, 2012, which are presented on a calendar basis due to a change in the company's fiscal year end from November 30 to December 31.

First Quarter Highlights

●	Revenue net of interest expense was up $189 million, or 10%, from the prior year to $2.0 billion.

●	Total loans grew $3.7 billion, or 7%, from the prior year to $60.4 billion.

●	Credit card loans grew $2.4 billion, or 5%, to $48.7 billion and Discover card sales volume increased 4% from the prior year.

●	Credit card loan delinquencies over 30 days past due reached a record low of 1.77%. Credit card net charge-off rate increased 5 basis points sequentially to 2.36%.

●
Payment Services pretax income was down $1 million, or 2%, from the prior year to $47 million.  Transaction dollar volume for the segment was $48.8 billion in the quarter, an increase of 2% from the prior year.

“Discover delivered strong profitability and growth in the first quarter, which combined with our outlook allowed us to increase our dividend by 43%,” said David Nelms, chairman and CEO of Discover.  “During the quarter, we had a nationwide rollout of Discover IT, our new flagship credit card, and we made progress in growing our suite of direct banking products by introducing Cashback Checking to some of our customers.”

Segment Results:

Direct Banking

Direct Banking pretax income of $1.0 billion in the quarter was up $34 million, or 3%, from the prior year.

Discover card sales volume grew 4% from the prior year to $24.9 billion.  Credit card loans ended the quarter at $48.7 billion, up 5% from the prior year.

Total loans ended the quarter at $60.4 billion, up 7% compared to the prior year.  Private student loans increased $431 million, or 6%, from the prior year and personal loans increased $578 million, or 21%, from the prior year.

Revenue net of interest expense increased $184 million, up 11% from the prior year due to loan growth, revenue from Discover Home Loans, which was launched in June 2012 after acquiring Home Loan Center assets from Tree.com, and lower funding costs.

Net interest margin was 9.39%, up 30 basis points from the prior year.  The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower loan yield.  Credit card yield was 11.94%, a decrease of 27 basis points from the prior year.  The decline in credit card yield from the prior year reflects an increase in promotional rate balances and a decline in higher rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 47 basis points from the prior year as the company continued to take advantage of available low rate funding.

Net interest income increased $118 million, or 9%, from the prior year, benefiting from loan growth and lower interest expense, which was partially offset by a decline in loan yield.

Other income increased $66 million, or 15%, from the prior year primarily due to revenue from Discover Home Loans and higher interchange revenue as a result of increased sales.

The delinquency rate for credit card loans over 30 days past due was 1.77%, an improvement of 33 basis points from the prior year, and a decrease of 2 basis points from the prior quarter.  Credit card net charge-off rate for the first quarter was 2.36%, down 56 basis points from the prior year, and up 5 basis points from the prior quarter.

Provision for loan losses of $159 million increased $75 million from the prior year, driven by a lower reserve release partially offset by a decline in charge-offs.  The reserve release for the first quarter of 2013 was $154 million reflecting the impact of a 15 basis point decline in the reserve rate from the prior quarter partially offset by additional reserves due to loan growth.  The first quarter of 2012 included a reserve release of $274 million.  Net principal charge-offs were $45 million lower than the prior year as a result of the continued decline in delinquencies and bankruptcies.

Expenses were up $75 million, or 12%, from the prior year.  The increase was primarily due to higher employee compensation and marketing expenses associated with the Home Loan Center acquisition, increased card marketing initiatives and higher headcount.

Payment Services

Payment Services pretax income was $47 million in the quarter, down $1 million, or 2%, from the prior year.  Revenue increased $5 million and expenses were up $6 million from the prior year mainly due to higher professional fees and marketing expenses related to new partnership and growth initiatives.

Payment Services dollar volume was $48.8 billion for the first quarter of 2013, up 2% from the prior year.  PULSE transaction dollar volume growth slowed to 4% year-over-year due to merchant routing and competitor actions.

Share Repurchases

In the first quarter of 2013, the company repurchased approximately 6 million shares of common stock for $238 million. Shares of common stock outstanding declined by 1% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Tuesday, April 23, 2013, at 9:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:
Discover Financial Services
Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan portfolio and mortgage loan products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company’s ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company’s ability to introduce new products or services; the company’s ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2012, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
EARNINGS SUMMARY
Interest Income	$1,708	$1,740	$1,641
Interest Expense	298	312	349
Net Interest Income	1,410	1,428	1,292

Discount/Interchange Revenue	492	559	471
Rewards	229	318	231
Discount and Interchange Revenue, net	263	241	240
Protection Products Revenue	88	98	103
Loan Fee Income	81	83	81
Transaction Processing Revenue	53	55	49
Other Income	97	111	38
Total Other Income	582	588	511

Revenue Net of Interest Expense	1,992	2,016	1,803

Provision for Loan Losses	159	370	84

Employee Compensation and Benefits	290	280	246
Marketing and Business Development	169	187	128
Information Processing & Communications	78	77	72
Professional Fees	104	115	104
Premises and Equipment	19	22	18
Other Expense	93	122	104
Total Other Expense	753	803	672

Income Before Income Taxes	1,080	843	1,047
Tax Expense	407	304	397
Net Income	$673	$539	$650

Net Income Allocated to Common Stockholders	$659	$530	$644

PER SHARE STATISTICS
Basic EPS	$1.33	$1.06	$1.22
Diluted EPS	$1.33	$1.06	$1.21
Common Stock Price (period end)	$44.84	$38.55	$33.34
Book Value per share	$20.90	$19.83	$16.41

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$1,033	$811	$999
Payment Services	47	32	48
Total	$1,080	$843	$1,047

BALANCE SHEET SUMMARY
Total Assets	$76,139	$73,491	$71,192
Total Liabilities	65,840	63,618	62,489
Total Equity	10,299	9,873	8,703
Total Liabilities and Stockholders' Equity	$76,139	$73,491	$71,192

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$60,384	$62,598	$56,642
Average Loans 1, 2	$60,903	$60,477	$57,175

Interest Yield	11.22%	11.29%	11.39%
Net Principal Charge-off Rate	2.08%	2.06%	2.52%
Net Principal Charge-off Rate excluding PCI Loans 3	2.25%	2.24%	2.77%
Delinquency Rate (over 30 days) 3	1.68%	1.69%	1.97%
Delinquency Rate (over 90 days) 3	0.84%	0.82%	1.02%
Net Principal Charge-off Dollars	$313	$313	$358
Net Interest and Fee Charge-off Dollars	$93	$90	$118
Loans Delinquent Over 30 Days 3	$940	$981	$1,016
Loans Delinquent Over 90 Days 3	$469	$478	$524

Allowance for Loan Loss (period end)	$1,634	$1,788	$1,971
Change in Loan Loss Reserves	($154)	$57	($274)
Reserve Rate	2.71%	2.86%	3.48%
Reserve Rate Excluding PCI Loans 3	2.93%	3.09%	3.82%

CREDIT CARD LOANS STATISTICS
Ending Loans	$48,655	$51,135	$46,242
Average Loans	$49,267	$49,173	$46,604

Interest Yield	11.94%	12.02%	12.21%
Net Principal Charge-off Rate	2.36%	2.31%	2.92%
Delinquency Rate (over 30 days)	1.77%	1.79%	2.10%
Delinquency Rate (over 90 days)	0.91%	0.90%	1.10%
Net Principal Charge-off Dollars	$287	$286	$338
Loans Delinquent Over 30 Days	$862	$917	$969
Loans Delinquent Over 90 Days	$442	$460	$508

Allowance for Loan Loss (period end)	$1,453	$1,613	$1,822
Change in Loan Loss Reserves	($160)	$48	($279)
Reserve Rate	2.99%	3.15%	3.94%

Total Discover Card Volume	$26,880	$31,085	$25,730
Discover Card Sales Volume	$24,864	$28,728	$23,891

NETWORK VOLUME
PULSE Network	$39,919	$40,441	$38,550
Network Partners	2,246	2,456	2,004
Diners Club International 4	6,644	7,204	7,067
Total Payment Services	48,809	50,101	47,621
Discover Network - Proprietary	25,738	29,746	24,690
Total	$74,547	$79,847	$72,311

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date. These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) which are accounted for on a pooled basis. Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful. Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

Note: See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).